Exhibit 99.1

New York | Andrew Gully | Lauren Gioia | Andrew.Gully@Sothebys.com | Lauren.Gioia@Sothebys.com | +1 212 606 7176

SOTHEBY’S REPORTS FIRST HALF 2014 FINANCIAL RESULTS
•24% Increase in Net Auction Sales

•	42% Increase in Adjusted Operating Income*
•20% Increase in Adjusted Diluted Earnings Per Share*

NEW YORK, 8 August 2014 - Sotheby’s (NYSE: BID) today reported financial results for the second quarter and first half ended 30 June 2014.

Bolstered by continued strength in the global art market and by excellent spring sales worldwide, Sotheby’s achieved a 42% increase in Adjusted Operating Income* and a 20% increase in Operating Income in the first half of 2014.

Sotheby’s net auction sales increased 24% to $2.7 billion on strong global sales during the period - particularly in Hong Kong and London - which led to an 18% increase in auction commission revenues to $403.8 million as compared to the prior year.

“Sotheby’s is seeing success across categories and around the world,” said Chairman, President and Chief Executive Officer Bill Ruprecht. “The number of buyers at all levels, the amount of property we were entrusted to sell, and the prices we achieved are all up significantly this year. We sold 487 lots at over $1 million, more than any other art market participant. We are demonstrating that the art market is robust and we’re serving new and existing clients who trust Sotheby’s to deliver unrivalled expertise, superior market knowledge and attractive results.

Exhibit 99.1

“The fact that 26% of our buyers in the first half of the year were first-time clients shows we are engaging with a new generation of collectors, and that’s exciting. We’re looking forward to building on the successes of these six months with a number of exceptional sales this fall and with our new eBay partnership that will showcase our New York auctions to an unrivaled global online audience of millions of potentially new collectors,” he added.

In the first half of 2014, Adjusted Expenses* increased 4% to $301.8 million, due to higher salaries and related costs, consistent with prior guidance and the increased earnings for the period. These factors were partially offset by lower marketing and general and administrative expenses, reflecting management’s ongoing efforts to reduce costs in those areas. In the first half of 2014, total expenses increased 22% due to the cost of Principal revenues attributable to a series of profitable transactions completed in the period ($32.0 million) and special charges ($24.3 million).

In July, Sotheby’s announced a restructuring plan that will reallocate resources to collecting categories and regions with the highest growth opportunity in the future and further reduce costs. “We are engaging in this reallocation of staff and resources to achieve costs savings and to focus our resources and people on areas of the Company with the greatest growth opportunities,” said Executive Vice President and Chief Financial Officer Patrick McClymont.

Adjusted Net Income* increased 22% to $84.9 million for the first half, resulting in Adjusted Diluted Earnings Per Share* of $1.20 as compared to $1.00 per share in the prior year. The comparison of Adjusted Net Income* to the prior period is significantly influenced by an increase in Sotheby’s effective tax rate from 23% to 39%, primarily due to the accrual of U.S. taxes on the earnings of foreign subsidiaries in 2014 and the impact of a non-recurring $6.8 million tax benefit recorded in the second quarter of 2013 related to a loss on the tax basis in a foreign subsidiary.

Exhibit 99.1

Net income for the first half increased 3% to $71.5 million, resulting in diluted earnings per share of $1.01. First half net income was adversely impacted by after-tax special charges of $13.3 million.

For the second quarter of 2014, Adjusted Operating Income* increased 12% from the prior year. In the quarter, a 19% increase in net auction sales resulted in a $35.5 million (13%) increase in auction commission revenues as auction commission margin decreased from 15.9% to 15.2%, primarily due to competitive conditions and sales mix. In the second quarter of 2014, Operating Income decreased $2.9 million (2%) due to special charges of $18.6 million.

Adjusted Net Income* for the second quarter of 2014 decreased 4% to $87.8 million, resulting in Adjusted Diluted Earnings Per Share* of $1.26, as compared to $1.33 per share in the prior year, largely due to the increase in Sotheby’s effective tax rate.

Net income for the second quarter decreased $14.1 million (15%), resulting in diluted earnings per share of $1.11. Second quarter net income was adversely impacted by after-tax special charges of $10.2 million.

Second and Third Quarter 2014 Sales
London’s June Impressionist and Modern Art sales brought $247.3 million, near the high end of the pre-sale estimate and with a number of exceptional prices. The highlight of the sale was Claude Monet’s Nymphéas which brought $54.1 million and the second highest price for the artist at auction. Piet Mondrian’s quintessential masterpiece, Composition with Red, Blue and Grey, which appeared at auction for the first time in our sale brought $25.9 million. The evening sale was 91.3% sold by lot and two-thirds of works sold for above their high estimate.

Exhibit 99.1

The following week, our London Contemporary Art sales realized $184.6 million, near the high end of the pre-sale estimate as well. Works by top British artists achieved record prices, with Bacon and Doig highlighting the results. Francis Bacon’s Three Studies for Portrait of George Dyer brought the highest price of the Evening sale with $45.4 million, a record for a small-scale triptych by the artist and surpassing the pre-sale estimate of $34 million by a wide margin. Also, a new auction record was established for Peter Doig when his Country-rock (wing mirror) sold for $14.4 million. 88% of the sold lots of the Evening sale achieved prices at or above their pre-sale estimates.

Closing out the London summer sales season were the July Old Master and British Paintings sales series which totaled a record $127.4 million for the week, surpassing the pre-sale estimate of $73/108 million by a wide margin. The top lot of the series was George Stubbs’ Tygers at Play which brought $13.2 million, above the pre-sale high estimate of $10 million. 97% of the works sold achieved prices within or above the pre-sale high estimate and 19 auction records were attained during the week including those for a drawing by Botticelli and works by Giovanni da Rimini and Jan Brueghel the Elder.

Upcoming Sales
We are excited to offer property from the Collection of Mrs. Paul Mellon in a series of auctions this autumn in New York. The more than 2,000 individual items together have an estimated value in excess of $100 million and include exceptional fine art, jewelry, furniture and decorative artworks. Proceeds from the sales will benefit The Gerard B. Lambert Foundation, a charitable entity established by Mrs. Mellon in memory of her father. The Foundation supports horticultural and educational endeavors.

* Non GAAP financial measure. See Appendix for details.
Note: Estimates do not include buyer’s premium and prices achieved include the hammer price plus buyer’s premium.

Exhibit 99.1

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on 8 August 2014, to discuss its second quarter and first half 2014 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 66982246.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

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Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).
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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Agency	$316,187	$294,943	$439,315	$389,118
Principal	8,733	2,122	34,734	3,205
Finance	8,140	5,561	13,822	10,494
License fees	2,462	2,090	4,159	3,276
Other	295	152	598	520
Total revenues	335,817	304,868	492,628	406,613
Expenses:
Agency direct costs	31,617	31,260	42,054	39,709
Cost of Principal revenues	7,518	3,998	32,020	4,698
Cost of Finance revenues	2,024	—	2,734	—
Marketing	4,564	5,859	7,697	10,546
Salaries and related	97,833	81,265	163,589	141,960
General and administrative	38,210	44,371	75,542	88,382
Depreciation and amortization	5,066	4,801	10,213	9,317
Special charges	18,554	—	24,257	—
Total expenses	205,386	171,554	358,106	294,612
Operating income	130,431	133,314	134,522	112,001
Interest income	402	1,441	818	1,827
Interest expense	(8,768)	(12,137)	(17,551)	(24,652)
Other income (expense)	694	(168)	(748)	1,531
Income before taxes	122,759	122,450	117,041	90,707
Equity in earnings (losses) of investees, net of taxes	230	(14)	384	(12)
Income tax expense	45,344	30,707	45,675	21,311
Net income	$77,645	$91,729	$71,750	$69,384
Less: Net income attributable to noncontrolling interest	(13)	—	(232)	—
Net income attributable to Sotheby's shareholders	$77,632	$91,729	$71,518	$69,384
Basic earnings per share - Sotheby's common shareholders	$1.12	$1.34	$1.02	$1.02
Diluted earnings per share - Sotheby's common shareholders	$1.11	$1.33	$1.01	$1.00
Weighted average basic shares outstanding	68,938	68,306	69,041	68,129
Weighted average diluted shares outstanding	69,491	69,491	69,619	68,990
Cash dividends paid per common share	$0.10	$—	$4.54	$—

Appendix B

USE OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. In this earnings release Sotheby’s presents Adjusted Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings Per Share, which are supplemental financial measures that are not required by or presented in accordance with GAAP. Sotheby's definitions of these non-GAAP financial measures are provided in the following paragraph. Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

Adjusted Expenses is defined as total expenses excluding the cost of Principal revenues and special charges related to third party advisory, legal and other professional service fees directly associated with issues related to shareholder activism, the resulting proxy contest with Third Point LLC, and the litigation concerning Sotheby's former shareholder rights plan and the change in control provision in its credit agreement ("Special Charges"). Adjusted Operating Income is defined as operating income (loss), excluding Special Charges. Adjusted Net Income is defined as net income attributable to Sotheby's excluding Special Charges, net of taxes. Adjusted EBITDA is defined as net income (loss), excluding income tax expense (benefit), interest expense, interest income, the cost of Finance revenues, depreciation and amortization expense, and Special Charges. Adjusted Diluted Earnings Per Share is defined as diluted earnings per share excluding the per share after-tax impact of Special Charges.

Management utilizes these non-GAAP financial measures in assessing Sotheby's performance. For example, Adjusted Expenses is used by management to assess Sotheby’s cost structure when compared to prior periods and on a forward-looking basis in reporting periods when the cost of Principal revenues and Special Charges are significant. Management believes that these non-GAAP financial measures are also commonly used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of Sotheby's.

A reconciliation of each of these non-GAAP financial measures to the most comparable measure reported in accordance with GAAP is presented in the following tables (in thousands of dollars, except per share data):

			Favorable/(Unfavorable)
Six Months Ended June 30,	2014	2013	$ Change	% Change
Total expenses	$358,106	$294,612	$(63,494)	(22%)
Subtract: Cost of Principal revenues	(32,020)	(4,698)	(27,322)	*
Subtract: Special Charges	(24,257)	—	(24,257)	N/A
Adjusted Expenses	$301,829	$289,914	$(11,915)	(4%)
* Represents a change in excess of 100%

Appendix B

			Favorable/(Unfavorable)
Three Months Ended June 30,	2014	2013	$ Change	% Change
Operating income	$130,431	$133,314	$(2,883)	(2%)
Add: Special Charges	18,554	—	18,554	N/A
Adjusted Operating Income	$148,985	$133,314	$15,671	12%

			Favorable/(Unfavorable)
Six Months Ended June 30,	2014	2013	$ Change	% Change
Operating income	$134,522	$112,001	$22,521	20%
Add: Special Charges	24,257	—	24,257	N/A
Adjusted Operating Income	$158,779	$112,001	$46,778	42%

			Favorable/(Unfavorable)
Three Months Ended June 30,	2014	2013	$ Change	% Change
Net income attributable to Sotheby's	$77,632	$91,729	$(14,097)	(15%)
Add: Special Charges, net of taxes	10,205	—	10,205	N/A
Adjusted Net Income	$87,837	$91,729	$(3,892)	(4%)

			Favorable/(Unfavorable)
Six Months Ended June 30,	2014	2013	$ Change	% Change
Net income attributable to Sotheby's	$71,518	$69,384	$2,134	3%
Add: Special Charges, net of taxes	13,341	—	13,341	N/A
Adjusted Net Income	$84,859	$69,384	$15,475	22%

			Favorable/(Unfavorable)
Three Months Ended June 30,	2014	2013	$ Change	% Change
Diluted earnings per share	$1.11	$1.33	$(0.22)	(17%)
Add: impact of Special Charges	$0.15	$—	$0.15	N/A
Adjusted Diluted Earnings Per Share	$1.26	$1.33	$(0.07)	(5%)

			Favorable/(Unfavorable)
Six Months Ended June 30,	2014	2013	$ Change	% Change
Diluted earnings per share	$1.01	$1.00	$0.01	1%
Add: impact of Special Charges	$0.19	$—	$0.19	N/A
Adjusted Diluted Earnings Per Share	$1.20	$1.00	$0.20	20%